FCPT Announces Upsizing and Extension of Unsecured Credit Facility

MILL VALLEY, Calif.--(BUSINESS WIRE)-- Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), announced today that the Company entered into a Fifth Amended and Restated Revolving Credit and Term Loan Agreement with a group of existing and new lenders (the “Credit Agreement”). The Credit Agreement increases the overall size of the facility from $940 million to $1.15 billion by entering into a new senior unsecured $400 million term loan (the “2031 Term Loan”) that matures in August 2031. The 2031 Term Loan will be used, in part, to repay $190 million of outstanding loans maturing in November 2026 and February 2027, while $210 million of incremental proceeds are expected to fund investments and other general corporate purposes. $360 million of the 2031 Term Loan was drawn at close, with the remaining balance consisting of delayed draw term loan commitments that are expected to be drawn by the end of Q3 or early Q4 of 2026 to further support the Company's general corporate purposes and fund its investment pipeline.

As part of this amendment and restatement, FCPT's lenders have agreed to improved credit margin spreads under the Credit Agreement. Based on FCPT’s current investment grade ratings of BBB/Baa3 (Fitch/Moody’s), FCPT's interest expense for term loans is SOFR + 0.90% and SOFR + 0.85% for revolving loans. The current floating reference rate for SOFR is approximately 3.6%, which, when combined with the 0.90% credit spread puts the Company's all-in interest rate for the term loan at approximately 4.5%. FCPT estimates the 5-10 bps improvement in credit spreads over prior levels will potentially save the Company $450,000 in annual interest expense on a go-forward basis across all $800 million of term loan tranches subject to the Credit Agreement.

Additionally, FCPT’s lenders agreed to extend the maturity of FCPT’s existing $85 million term loan tranche to March 2028 and provide an additional one-year extension option to the same tranche at the Company’s discretion, subject to certain conditions. The maturities of FCPT's other term loan tranches and the revolving facility were not impacted by the extension.

Separately, the Company has entered into new SOFR swaps over the course of 2026. On a fully drawn basis, FCPT's total term loan balance will be 72% swapped to fixed at a blended rate of 3.1% as of all hedges effective August 2026, and FCPT’s overall debt profile will be 82% fixed inclusive of all outstanding debt.

Patrick Wernig, Chief Financial Officer of FCPT, commented: “We are very thankful for the strong support of our bank partners, and welcome both Citibank and Royal Bank of Canada as new lenders. This recast addresses virtually all near term maturities and gives investors a clear understanding of the very accretive spreads for FCPT's recent investments, which have already pushed 2026 to a record acquisition year. Pro forma for this transaction, FCPT will have full availability under its $350 million senior unsecured revolving facility and benefit from a well-laddered maturity schedule. We remain within our stated leverage targets and under 6.0x leverage.”

JPMorgan Chase Bank, N.A. and BofA Securities, Inc. acted as Joint Lead Bookrunners and Joint Lead Arrangers. Other Joint Lead Arrangers for the 2031 Term Loan included Citibank, N.A., Fifth Third Bank, N.A., The Huntington National Bank, Truist Bank, Mizuho Bank, Ltd, and Wells Fargo Securities, LLC. Additional lenders include American Savings Bank, National Association, Banco de Sabadell, S.A., Miami Branch, Barclays Bank PLC, First Horizon Bank, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Raymond James Bank, Royal Bank of Canada, and U.S. Bank, National Association.

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance and intended use of proceeds from the term loan and revolving credit facility. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.

Four Corners Property Trust:
Bill Lenehan, 415-965-8031
CEO

Patrick Wernig, 415-965-8038
CFO